EXHIBIT 99.1

GenCorp Reports First Quarter 2015 Results

SACRAMENTO, Calif., April 9, 2015 (GLOBE NEWSWIRE) -- GenCorp Inc. (NYSE:GY) today reported results for the first quarter ended February 28, 2015.

Financial Overview

First Quarter of Fiscal 2015 compared to First Quarter of Fiscal 2014

  Net sales for the first quarter of fiscal 2015 totaled $318.6 million compared to $332.1 million for the first quarter of fiscal 2014.
  Net loss for the first quarter of fiscal 2015 was $(3.9) million, or $(0.07) loss per share, compared to a net loss of $(2.3) million, or $(0.04) loss per share, for the first quarter of fiscal 2014.
  Adjusted EBITDAP (Non-GAAP measure*) for the first quarter of fiscal 2015 was $34.7 million, or 10.9% of net sales, compared to $40.6 million, or 12.2% of net sales, for the first quarter of fiscal 2014.
  Segment performance (Non-GAAP measure*) before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items was $31.2 million for the first quarter of fiscal 2015, compared to $33.9 million for the first quarter of fiscal 2014.
  Cash used in operating activities in the first quarter of fiscal 2015 totaled $35.6 million, compared to $25.3 million in the first quarter of fiscal 2014.
  Free cash flow (Non-GAAP measure*) in the first quarter of fiscal 2015 totaled $(39.9) million, compared to $(34.6) million in the first quarter of fiscal 2014.
  As of February 28, 2015, the Company had $522.8 million in net debt (Non-GAAP measure*) compared to $516.3 million as of November 30, 2014.
  As of February 28, 2015, the Company had $2.4 billion of funded backlog compared to $2.2 billion as of November 30, 2014.

* The Company provides Non-GAAP measures as a supplement to financial results based on accounting principles generally accepted in the United States ("GAAP"). A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

"Our fiscal 2015 has begun with a series of exciting successes featuring Aerojet Rocketdyne propulsion products. First, the Company helped usher in a new era in space exploration by supporting the inaugural flight of NASA's new Orion manned deep space exploration vehicle providing the primary propulsion system on the Orion vehicle itself and the booster and upper stage engines for the Delta IV launch vehicle. Once again, our products achieved 100% mission success," said GenCorp President and CEO Scott Seymour. "This exciting event was followed by a series of successful engine development tests key to advancing our wide range of next generation propulsion solutions for new systems like the Space Launch Systems ("SLS") – modified RS-25 liquid booster engines, MPS-120 cubesat propulsion system, and our newest liquid booster engine, the AR1. In addition, we launched a multi-faceted Competitive Improvement Program that is designed to enhance Aerojet Rocketdyne's technological and competitive leadership in its markets."

Operations Review

Aerospace and Defense Segment

	Three months ended February 28,
	2015	2014
	(In millions, except percentage amounts)
Net sales	$317.0	$330.6
Segment performance (Non-GAAP measure)	17.2	25.3
Segment margin (Non-GAAP measure)	5.4%	7.7%
Segment margin before environmental remediation provision adjustments, retirement benefit plan expense, Rocketdyne purchase accounting adjustments, and unusual items (Non-GAAP measure)	11.3%	12.0%
Components of segment performance:
Aerospace and Defense	$35.9	$39.7
Environmental remediation provision adjustments	(1.4)	(1.6)
Retirement benefit plan expense	(12.4)	(6.1)
Unusual items	0.7	—
Rocketdyne purchase accounting adjustments not allocable to the Company's U.S. government contracts:
Amortization of the Rocketdyne Business' intangible assets	(3.0)	(3.0)
Depreciation associated with the step-up in the fair value of the Rocketdyne Business' tangible assets	(2.5)	(2.7)
Cost of sales associated with the step-up in the fair value of the Rocketdyne Business' inventory	(0.1)	(1.0)
Aerospace and Defense total	$17.2	$25.3

The decrease in net sales in the first quarter of fiscal 2015 compared to the first quarter of fiscal 2014 was primarily due to the following (i) a decrease of $31.2 million in the RL-10 and RS-68 programs as a result of the timing of engine deliveries on these multi-year contracts and (ii) a decrease of $21.7 million on the J-2X program due to NASA's overall SLS development schedule and the associated successful completion of current J-2X development requirements. The decrease in net sales was partially offset by (i) increased deliveries on the Terminal High Altitude Area Defense ("THAAD") program which generated $16.7 million in additional net sales and (ii) increased work on the Orion program associated with planned SLS development activities which generated $12.4 million in additional net sales.

During the first quarter of fiscal 2015, the Company's business activities were constrained for two weeks of operations as a result of the implementation of the Rocketdyne division (the "Rocketdyne Business") enterprise resource planning ("ERP") system. See net sales information below:

	Three months ended February 28,
	2015	2014	Change
		(In millions)
Net Sales:
THAAD	$43.5	$26.8	$16.7
Standard Missile	40.1	40.6	(0.5)
RS-68	24.3	35.3	(11.0)
RL-10	16.5	36.7	(20.2)
Orion	15.4	3.0	12.4
J-2X	2.3	24.0	(21.7)
All other Aerospace and Defense programs	174.9	164.2	10.7
	$317.0	$330.6	$(13.6)

The decrease in the segment margin before environmental remediation provision adjustments, retirement benefit plan expense, Rocketdyne purchase accounting adjustments, and unusual items in the first quarter of fiscal 2015 compared to the first quarter of fiscal 2014 was primarily due to $1.9 million, 0.6% of net sales, of cost growth on the Antares AJ-26 program associated with investigation costs of the previously reported engine test failures.

A summary of the Company's backlog is as follows:

	February 28, 2015	November 30, 2014
	(In billions)
Funded backlog	$2.4	$2.2
Unfunded backlog	0.8	0.9
Total contract backlog	$3.2	$3.1

Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond the Company's control. Of the Company's February 28, 2015 total contract backlog, approximately 55%, or $1.7 billion, is expected to be filled within one year.

Real Estate Segment

Sales and segment performance for the first quarter of fiscal 2015 were $1.6 million and $0.9 million, respectively, compared to $1.5 million and $0.9 million for the first quarter of fiscal 2014, respectively. Net sales and segment performance consist primarily of rental property operations.

In March 2015, the Company entered into an agreement to sell approximately 703 acres, known as Hillsborough and representing a part of the 6,000 acre Easton Master Plan, of entitled land in Northern California. The total potential purchase price for this land is $57.0 million which is comprised of $47.0 million cash and a $10.0 million seller promissory note. At the initial closing, the buyer will pay $41.3 million cash and the $10.0 million promissory note secured by a first Deed of Trust on a portion of the sale property. Approximately 150 acres of this land, including a 50-acre portion known as "Area 40," will be held back from the initial closing. Upon receipt of regulatory approvals, a closing will take place for the sale of the developable portions of such holdback acreage for $5.7 million. Area 40 is currently subject to EPA restrictions under a Partial Consent Decree. The Company is developing a final remediation plan which must be approved by the EPA and others prior to the use of the land. If the mitigation plan does not allow for the development of the 47-acre community park site within the holdback acreage, other lands in Hillsborough have been identified as an "alternative park site." If the City of Folsom accepts the dedication of this alternative site in lieu of the currently proposed site for "Community Park West," then it will be deeded to the city and the $10.0 million seller promissory note will be reduced by $5.0 million.

Additional Information

In March 2015, the Company announced that its Board of Directors approved changing the Company's corporate name to "Aerojet Rocketdyne Holdings, Inc." The Company has reserved the ticker symbol AJRD with the NYSE and expects to start trading under the new symbol on April 27, 2015.

Included in the loss from continuing operations before income taxes for the periods presented are as follows:

	Three months ended February 28,
	2015	2014
	(In millions)
Rocketdyne Business acquisition costs not allocable to the Company's U.S. government contracts:
Amortization of the Rocketdyne Business intangible assets	$3.0	$3.0
Depreciation associated with the step-up in the fair value of the Rocketdyne Business' tangible assets	2.5	2.7
Cost of sales associated with the step-up in the fair value of the Rocketdyne Business' inventory	0.1	1.0
Total Rocketdyne Business acquisition costs	5.6	6.7
Other costs
Retirement benefit expense	16.6	8.9
Environmental remediation provision adjustments	1.6	2.1
Loss on debt repurchased	0.2	4.9
Stock-based compensation	5.3	1.4
Total other costs	23.7	17.3
	$29.3	$24.0

Competitive Improvement Program ("CIP")

In March 2015, the Board of Directors of the Company approved the CIP comprised of a set of activities and initiatives aimed at reducing costs in order for the Company to continue to compete successfully. The CIP is composed of three major components: (i) facilities optimization and footprint reduction; (ii) product affordability; and (iii) reduced administrative and overhead costs. Under the CIP, the Company expects an estimated 10% headcount reduction in its 5,000 plus total employee population. The Company currently estimates that it will incur restructuring and related costs over the next four years totaling approximately $110 million. When fully implemented, the Company anticipates that the CIP will result in annual cost savings of approximately $145 million beginning in fiscal 2019. As a result of this effort, the Company will be better positioned to deliver its innovative, high quality and reliable products at a lower cost to its customers. The CIP costs will consist primarily of severance and other employee-related costs totaling approximately $43 million, operating facility costs totaling approximately $27 million, and $40 million for other costs relating to product re-qualification, knowledge transfer and other CIP implementation costs.

Debt Activity

As of February 28, 2015 and November 30, 2014, the Company's debt was as follows:

	February 28,	November 30,
	2015	2014
	(In millions)
Senior debt	$97.5	$98.8
Senior secured notes	460.0	460.0
Convertible subordinated notes (1)	99.4	133.8
Delayed draw term loan (2)	81.0	89.0
Capital lease	0.6	0.6
Total debt	$738.5	$782.2

(1) In January 2015, $34.4 million of 4 1/16% Convertible Subordinated Debentures ("4 1/16% Debentures") were converted to 3.8 million shares of common stock.
(2) In January 2015, the Company retired $8.0 million principal amount of its delayed draw term loan.
As of February 28, 2015, the Company had $164.6 million of available borrowings under its senior credit facility and subordinated credit facility.
In March 2015, $1.5 million of 4 1/16% Debentures were converted to 0.2 million shares of common stock.
In April 2015, the Company retired $12.0 million principal amount of its delayed draw term loan.

Retirement Benefit Plans

As of February 28, 2015 and November 30, 2014, the Company's tax-qualified pension plans' assets were as follows:

	February 28,	November 30,
	2015	2014
	(In millions)
Defined benefit tax-qualified pension plans' assets	$1,127.2	$1,163.1

The Company does not expect to make any significant cash contributions to its tax-qualified defined benefit pension plan until fiscal 2016. The Company estimates that approximately 86% of its unfunded pension obligation as of November 30, 2014 is related to Aerojet Rocketdyne which will be recoverable through its U.S. government contracts.

The funded status of the pension plans may be adversely affected by the investment experience of the plans' assets, by any changes in U.S. law and by changes in the statutory interest rates used by tax-qualified pension plans in the U.S. to calculate funding requirements. Accordingly, if the performance of the Company's plans' assets does not meet assumptions, if there are changes to the Internal Revenue Service regulations or other applicable law or if other actuarial assumptions are modified, future contributions to the underfunded pension plans could be higher than the Company expects.

Energy Business

In November 2014, the Company classified its energy business (the "Energy Business") as assets held for sale as a result of its plans to sell the business. In March 2015, the Company entered into an Asset Purchase Agreement (the "Agreement") to sell its Energy Business to TerraDyne Energy Technology Inc., ("TerraDyne"). TerraDyne will purchase certain tangible personal property, intellectual property, existing contracts, certain other assets, and assume certain liabilities from the Company. The purchase price of the transaction consists of $12.5 million cash at closing, potential earnout payment of up to $7.5 million in the aggregate (subject to satisfaction of various conditions) and a warrant for common stock of TerraDyne representing 15% of the outstanding common stock of TerraDyne as of the closing date. The Agreement provides that the closing is subject to the satisfaction of certain customary conditions, as well as TerraDyne obtaining financing for the transaction. The closing will occur no later than the third business day after satisfaction of closing conditions.  The Agreement is subject to termination under certain circumstances by either party any time prior to the closing date. Assuming that the closing conditions are met, the Company anticipates that the sale will close in the second quarter of fiscal 2015 and will result in the Company recognizing a pre-tax gain of approximately $10.0 million.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company's management are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company's management that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  future reductions or changes in U.S. government spending;
  cancellation or material modification of one or more significant contracts;
  negative audit of the Company's business by the U.S. government;
  the integration difficulties or inability to integrate the Rocketdyne Business into the Company's existing operations successfully or to realize the anticipated benefits of the acquisition;
  ability to manage effectively the Company's expanded operations following the acquisition of the Rocketdyne Business and the Company's recent capital transactions;
  the increase in the Company's leverage and debt service obligations as a result of the acquisition of the Rocketdyne Business;
  the Rocketdyne Business' international sales are subject to applicable laws relating to export controls, the violation of which could adversely affect its operations;
  the acquisition of the RD Amross, LLC is subject to a number of conditions which could delay or materially adversely affect the timing of its completion, or prevent it from occurring;
  cost overruns on the Company's contracts that require the Company to absorb excess costs;
  failure of the Company's subcontractors or suppliers to perform their contractual obligations;
  failure to secure contracts;
  failure to comply with regulations applicable to contracts with the U.S. government;
  failure to comply with applicable laws, including laws relating to export controls and anti-corruption or bribery laws;
  costs and time commitment related to potential acquisition activities;
  the Company's inability to adapt to rapid technological changes;
  failure of the Company's information technology infrastructure;
  product failures, schedule delays or other problems with existing or new products and systems;
  the release, or explosion, or unplanned ignition of dangerous materials used in the Company's businesses;
  loss of key qualified suppliers of technologies, components, and materials;
  the funded status of the Company's defined benefit pension plan and the Company's obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  effects of changes in discount rates, actual returns on plan assets, and government regulations of defined benefit pension plans;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company's current and former businesses and operations including the inability to protect or enforce previously executed environmental agreements;
  reductions in the amount recoverable from environmental claims;
  the results of significant litigation;
  occurrence of liabilities that are inadequately covered by indemnity or insurance;
  inability to protect the Company's patents and proprietary rights;
  business disruptions;
  the earnings and cash flow of the Company's subsidiaries and the distribution of those earnings to the Company;
  the substantial amount of debt which places significant demands on the Company's cash resources and could limit the Company's ability to borrow additional funds or expand its operations;
  the Company's ability to comply with the financial and other covenants contained in the Company's debt agreements;
  risks inherent to the real estate market;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  additional costs related to the Company's discontinued operations;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  a strike or other work stoppage or the Company's inability to renew collective bargaining agreements on favorable terms;
  fluctuations in sales levels causing the Company's quarterly operating results and cash flows to fluctuate;
  failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
  those risks detailed in the Company's reports filed with the SEC.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's website at www.GenCorp.com.

(Tables to follow)

GenCorp Inc.
Unaudited Condensed Consolidated Statement of Operations

	Three months ended February 28,
	2015	2014
	(In millions, except per share amounts)
Net sales	$318.6	$332.1
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	282.8	288.5
Selling, general and administrative	15.5	9.2
Depreciation and amortization	16.0	14.9
Other expense, net:
Loss on debt repurchased	0.2	4.9
Other	1.5	2.7
Total operating costs and expenses	316.0	320.2
Operating income	2.6	11.9
Non-operating (income) expense:
Interest income	(0.1)	—
Interest expense	13.4	12.4
Total non-operating expense, net	13.3	12.4
Loss from continuing operations before income taxes	(10.7)	(0.5)
Income tax (benefit) provision	(6.6)	1.8
Loss from continuing operations	(4.1)	(2.3)
Income from discontinued operations, net of income taxes	0.2	—
Net loss	$(3.9)	$(2.3)
Loss Per Share of Common Stock
Basic and diluted
Loss per share from continuing operations	$(0.07)	$(0.04)
Income per share from discontinued operations, net of income taxes	—	—
Net loss per share	$(0.07)	$(0.04)
Weighted average shares of common stock outstanding, basic and diluted	58.9	59.9
Weighted average shares of common stock outstanding, diluted	58.9	59.9

GenCorp Inc.
Unaudited Operating Segment Information

	Three months ended February 28,
	2015	2014
	(In millions)
Net Sales:
Aerospace and Defense	$317.0	$330.6
Real Estate	1.6	1.5
Total Net Sales	$318.6	$332.1
Segment Performance:
Aerospace and Defense	$30.3	$33.0
Environmental remediation provision adjustments	(1.4)	(1.6)
Retirement benefit plan expense	(12.4)	(6.1)
Unusual items	0.7	—
Aerospace and Defense Total	17.2	25.3
Real Estate	0.9	0.9
Total Segment Performance	$18.1	$26.2
Reconciliation of segment performance to loss from continuing operations before income taxes:
Segment performance	$18.1	$26.2
Interest expense	(13.4)	(12.4)
Interest income	0.1	—
Stock-based compensation expense	(5.3)	(1.4)
Corporate retirement benefit plan expense	(4.2)	(2.8)
Corporate and other	(5.8)	(5.2)
Unusual items	(0.2)	(4.9)
Loss from continuing operations before income taxes	$(10.7)	$(0.5)

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses and unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, unusual items not related to the segment operations, interest expense, interest income, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for on-going business operations. It is on this basis that management internally assesses the financial performance of its segments.

GenCorp Inc.
Unaudited Condensed Consolidated Balance Sheet

	February 28, 2015	November 30, 2014
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$215.7	$265.9
Accounts receivable	206.1	172.9
Inventories	161.4	139.0
Recoverable from the U.S. government and other third parties for environmental remediation costs	23.5	19.4
Receivable from Northrop Grumman Corporation ("Northrop")	6.0	6.0
Other current assets, net	44.4	38.0
Deferred income taxes	22.5	25.3
Total Current Assets	679.6	666.5
Noncurrent Assets
Property, plant and equipment, net	358.8	367.5
Real estate held for entitlement and leasing	81.5	94.4
Recoverable from the U.S. government and other third parties for environmental remediation costs	79.3	81.2
Receivable from Northrop	69.4	74.8
Deferred income taxes	254.5	259.0
Goodwill	164.4	164.4
Intangible assets	118.8	122.2
Other noncurrent assets, net	91.2	91.6
Assets held for sale	14.2	—
Total Noncurrent Assets	1,232.1	1,255.1
Total Assets	$1,911.7	$1,921.6
LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS' DEFICIT
Current Liabilities
Short-term borrowings and current portion of long-term debt	$5.3	$5.3
Accounts payable	84.5	103.5
Reserves for environmental remediation costs	38.3	31.9
Postretirement medical and life insurance benefits	6.4	6.4
Advance payments on contracts	224.0	198.5
Other current liabilities	211.3	221.7
Total Current Liabilities	569.8	567.3
Noncurrent Liabilities
Senior debt	92.5	93.8
Second-priority senior notes	460.0	460.0
Convertible subordinated notes	99.4	133.8
Other debt	81.3	89.3
Reserves for environmental remediation costs	124.3	134.1
Pension benefits	479.1	482.8
Postretirement medical and life insurance benefits	50.6	51.7
Other noncurrent liabilities	81.1	79.7
Total Noncurrent Liabilities	1,468.3	1,525.2
Total Liabilities	2,038.1	2,092.5
Commitments and contingencies
Redeemable common stock	0.1	1.6
Stockholders' Deficit
Preference stock	—	—
Common stock	6.3	5.9
Other capital	324.6	287.3
Treasury stock	(64.5)	(64.5)
Accumulated deficit	(70.9)	(67.0)
Accumulated other comprehensive loss, net of income taxes	(322.0)	(334.2)
Total Stockholders' Deficit	(126.5)	(172.5)
Total Liabilities, Redeemable Common Stock and Stockholders' Deficit	$1,911.7	$1,921.6

GenCorp Inc.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended February 28,
	2015	2014
	(In millions)
Operating Activities
Net loss	$(3.9)	$(2.3)
Adjustments to reconcile net loss to net cash used in operating activities:
Income from discontinued operations, net of income taxes	(0.2)	—
Depreciation and amortization	16.0	14.9
Amortization of financing costs	0.7	0.9
Stock-based compensation	5.3	1.4
Retirement benefit expense	16.6	8.9
Loss on debt repurchased	0.2	4.9
Loss on disposal of long-lived assets	0.2	—
Tax benefit on stock-based awards	(1.4)	(1.1)
Changes in assets and liabilities	(69.1)	(52.9)
Net Cash Used in Operating Activities	(35.6)	(25.3)
Investing Activities
Capital expenditures	(4.3)	(9.3)
Net Cash Used in Investing Activities	(4.3)	(9.3)
Financing Activities
Debt repayments/repurchases	(9.3)	(10.0)
Proceeds from shares issued under equity plans, net	(2.4)	(1.4)
Purchase of treasury stock	—	(8.6)
Tax benefit on stock-based awards	1.4	1.1
Net Cash Used in Financing Activities	(10.3)	(18.9)
Net Decrease in Cash and Cash Equivalents	(50.2)	(53.5)
Cash and Cash Equivalents at Beginning of Period	265.9	197.6
Cash and Cash Equivalents at End of Period	$215.7	$144.1

Use of Unaudited Non-GAAP Financial Measures

In addition to segment performance (discussed above), the Company provides the Non-GAAP financial measure of its operational performance called Adjusted EBITDAP. The Company uses this metric to further its understanding of the historical and prospective consolidated core operating performance of its segments, net of expenses resulting from the Company's corporate activities in the ordinary, on-going and customary course of its operations. Further, the Company believes that to effectively compare the core operating performance metrics from period to period on a historical and prospective basis, the metric should exclude items relating to retirement benefits, significant non-cash expenses, the impacts of financing decisions on the earnings, and items incurred outside the ordinary, on-going and customary course of its operations. Accordingly, the Company defines Adjusted EBITDAP as GAAP loss from continuing operations before income taxes adjusted by interest expense, interest income, depreciation and amortization, retirement benefit expense, and unusual items which the Company does not believe are reflective of such ordinary, on-going and customary activities. Adjusted EBITDAP does not represent, and should not be considered an alternative to, net loss, as determined in accordance with GAAP.

	Three months ended February 28,
	2015	2014
	(In millions, except percentage amounts)
Loss from continuing operations before income taxes	$(10.7)	$(0.5)
Interest expense	13.4	12.4
Interest income	(0.1)	—
Depreciation and amortization	16.0	14.9
Retirement benefit expense	16.6	8.9
Unusual items	(0.5)	4.9
Adjusted EBITDAP	$34.7	$40.6
Adjusted EBITDAP as a percentage of net sales	10.9%	12.2%

In addition to segment performance and Adjusted EBITDAP, the Company provides the Non-GAAP financial measures of free cash flow and net debt. The Company uses these financial measures, both in presenting its results to stakeholders and the investment community, and in its internal evaluation and management of the business. Management believes that these financial measures are useful because it presents the Company's business using the same tools that management uses to gauge progress in achieving its goals.
	Three months ended February 28,
	2015	2014
	(In millions)
Cash used in operating activities	$(35.6)	$(25.3)
Capital expenditures	(4.3)	(9.3)
Free cash flow(1)	$(39.9)	$(34.6)

(1) Free Cash Flow, a Non-GAAP financial measure, is defined as cash flow from operating activities less capital expenditures. Free Cash Flow excludes any mandatory debt service requirements and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flows from operations presented in accordance with GAAP. The Company believes Free Cash Flow is useful as it provides supplemental information to assist investors in viewing the business using the same tools that management uses to gauge progress in achieving the Company's goals.

	February 28, 2015	November 30, 2014
	(In millions)
Debt principal	$738.5	$782.2
Cash and cash equivalents	(215.7)	(265.9)
Net debt	$522.8	$516.3

Because the Company's method for calculating the Non-GAAP measures may differ from other companies' methods, the Non-GAAP measures presented above may not be comparable to similarly titled measures reported by other companies. These measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.
CONTACT: Investors: Kathy Redd, vice president and
         chief financial officer
         916.355.2361
         Ron Samborsky, vice president, investor relations
         916.355.3610
         Media: Glenn Mahone, vice president, communications
         202.302.9941